Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 13, 2021 (the “Effective Date”) by and between Auddia Inc. a Delaware corporation (the “Company”) and Peter Shoebridge (“Executive”). This agreement supersedes and replaces the previous employment agreement dated April 1, 2014 in its entirety.

RECITALS

A.                The Company considers it essential to its best interests to procure the employment of Executive by the Company from and after the date hereof.

B.                 Executive agrees to such employment on the terms hereinafter set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.       Definitions. For purposes of this Agreement only (unless specified to the contrary), the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any individual or entity, (i) such individual’s spouse and lineal relations (whether natural or adopted) and any trust formed and maintained solely for the benefit of such individual or such individual’s spouse or lineal relations and (ii) any person or entity controlling, controlled by or under common control with such individual or entity, whether by ownership of voting securities, by contract or otherwise.

“Cause” means any of the following:

(i)                 Executive’s willful and continued failure substantially to perform Executive’s duties in accordance with the Company’s bylaws and written policies, and as directed by the Company Board; provided, however, that “Cause” shall not be present under this clause unless (1) the Company shall have given Executive written notice specifying in reasonable detail the event or circumstances constituting Cause under this clause, and (2) Executive fails to cure such event or circumstances within thirty (30) days after such notice;

(ii)              Executive’s material and willful breach of this Agreement, the Company’s Operating Agreement, the Proprietary Information Agreement or any confidentiality or proprietary rights provisions contained herein or in separate agreements among Executive and the Company; provided, however, that “Cause” shall not be present under this clause unless (1) the Company shall have given Executive written notice specifying in reasonable detail the event or circumstances constituting Cause under this clause, and (2) Executive fails to cure such event or circumstances within thirty (30) days after such notice;

(iii)            Executive’s gross negligence or willful misconduct with respect to the Company, including but not limited to dishonesty in the performance of Executive’s duties hereunder or conversion, misappropriation or embezzlement by Executive of any monies or property of the Company; or

(iv)             the institution of formal legal charges for, or conviction of Executive of fraud, embezzlement, any other offense involving dishonesty or constituting a breach of trust, or any felony (or any crime in any jurisdiction other than the United States or any state thereof in which the Company does business which would constitute such a felony under the laws of the United States or any state thereof).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Disability” means physical or mental incapacity resulting in Executive being unable to perform Executive’s duties for any consecutive 90-day period, or for any 180 days during any consecutive 12-month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician as appointed by the Company and Executive (or Executive’s representative). The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

“Good Reason” means:

(i)                 Any material failure by the Company to comply with any of the provisions of this Agreement or any other agreement between Executive and the Company pursuant to which Executive provides services, other than an isolated, insubstantial or other failure which can be remedied and is remedied by the Company within 30 days after the Company’s receipt of written notice thereof from Executive;

(ii)              Executive is assigned duties and responsibilities that represent a material diminution of the duties and responsibilities of the Position, other than such assignments made with Executive’s written consent;

(iii)            Executive’s Base Salary, as it may be increased from time to time, is decreased materially by the Company on a basis not shared in common with all other senior executive officers of the Company as a group; or

(iv)             Executive’s principal place of employment is moved more than forty (40) miles from Executive’s current principal place of employment without Executive’s consent.

“Good Reason” shall not be present unless (1) Executive shall have given the Company written notice specifying in reasonable detail the event or circumstances constituting Good Reason within 30 days of the occurrence of such event or circumstances, (2) the Company fails to cure such event or circumstances within thirty (30) days from the date of such notice from Executive and (3) Executive terminates Executive’s employment within sixty (60) days of the end of the cure period. For purposes of clarification, if the Company cures an incidence of Good Reason and a subsequent or separate incidence of Good Reason occurs, Executive must comply with all conditions set forth herein for such separate or subsequent event.

2.       Term of Employment. Subject to the provisions of Sections 5.1 through Section 5.3, inclusive, Executive shall be employed by the Company for a period commencing on Executive’s first day of employment (the “Start Date”), which is expected to be on April 1, 2014, and ending on the termination or resignation of Executive (the “Employment Term”). Executive’s employment is “at will” and can be terminated by the Company or Executive at any time and for any reason, and nothing in this Agreement shall be construed as an agreement or commitment of employment for any period of time. Upon termination of Executive’s employment with the Company for any reason, the Company’s obligation to make payments hereunder shall cease, except that the Company shall be required to make the payments set forth in Section 5 herein.

3.       Position.

(a)       During the Employment Term, Executive shall be elected to and shall serve as Chief Technology Officer (the “Position”) and in the performance of such duties shall report directly to the Company’s Chief Executive Officer. Subject to applicable law and the overall policy directives of the Company Board, Executive shall have all executive powers and authority which are necessary to enable Executive to discharge Executive’s duties while serving in the Position and which are commonly incident to such Position consistent with similar companies of a similar size. Executive will travel from time to time to the extent reasonably necessary to the performance of Executive’s duties hereunder. Executive shall perform any other duties reasonably required by the Company, and if requested by the Company, shall serve as an officer or director of the Company or any wholly-owned subsidiary. Executive’s compensation for such additional duties shall be determined in good faith by the Company Board.

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(b)       During the Employment Term, Executive shall in good faith perform the duties set forth in this Section 3 and shall devote substantially all of Executive’s working time and efforts to the performance of such duties; provided, however, that Executive may devote time to personal and family investments, industry related groups and board positions, not for profit boards and other activities to the extent that such activities do not materially conflict with the discharge of Executive’s duties hereunder. The existence of any such material conflict shall be determined in good faith by the Company Board.

4.       Compensation.

4.1.       Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”) at the initial gross annual rate of $225,000, payable in regular installments in accordance with the Company’s usual payment practices but not less frequently than semi-monthly during the Employment Term. The Company Board, or a compensation committee appointed by the Company Board, shall annually review the Base Salary and determine changes in the Base Salary.

4.2.       Bonus. With respect to each fiscal year, all or part of which is contained in the Employment Term (including the current fiscal year), Executive shall be eligible to receive, in addition to Executive’s Base Salary, a cash or stock equivalent bonus (the “Bonus”) of up to 50% of the Base Salary (“Target Amount”) for services rendered during such fiscal year. For each fiscal year during the Employment Term, the Bonus will be based upon yearly or quarterly performance criteria (both personal and for the Company), which will be determined by the Company Board and will be communicated to Executive in writing within sixty (60) days following the start of the applicable fiscal year; provided, however, that for the current fiscal year, such performance criteria will be provided to Executive within sixty (60) days of the Start Date. The Bonus will be paid no later than the date that is ninety (90) days following the end of the fiscal year. Executive must continue to be employed by the Company on the payment date in order to be entitled to receive the Bonus.

4.3              Benefits.

(a)       Incentive Benefits. Executive will be entitled to participate in the Company’s compensation, incentive and benefit plans and arrangements currently available or which may be made available to senior executives in the future, as amended from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements on the same terms as such benefits are provided to other senior executives of the Company. The Company, in its discretion, reserves the right to amend or terminate such benefits at any time.

(b)       Welfare Benefits. The Company shall also provide to Executive all vacation, health, major medical, hospitalization, life insurance and disability insurance on the same terms as such benefits are provided to other senior executive officers of the Company. The Company, in its discretion, reserves the right to amend or terminate such benefits at any time.

4.4              Business Expenses and Perquisites. The Company shall promptly reimburse Executive for all out-of-pocket expenses paid by Executive in connection with the performance of Executive’s duties hereunder pursuant to the Company’s policy for travel and expense reimbursement. In addition, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4.5              Place of Employment. The principal place of employment of Executive shall be within a 60-mile radius of Boulder, Colorado, or such other location as is consented to by Executive in writing. It is understood, however, and agreed that Executive may be required, in connection with the performance of Executive’s duties, to work from time to time at other locations designated by the Company Board or as required in connection with the business of the Company. When required to travel to and/or spend time at such other locations, Executive’s reasonable traveling and temporary living expenses shall be reimbursed by the Company, upon submittal of vouchers in accordance with Section 4.5.

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5. Termination. Executive’s employment may be terminated by either party at any time. In the event of any such termination, the rights of the parties will be determined as set forth in this Section 5. Executive acknowledges and agrees that any valid written notice of termination by Executive delivered in accordance with the terms of this Agreement shall operate as a resignation by Executive from the Position.

5.1.       Termination For Cause by the Company. If Executive’s employment is terminated by the Company for Cause or due to Executive’s death or Disability, (a) Executive shall be entitled to receive Executive’s Base Salary and unpaid accrued vacation through the date of termination, (b) the Company shall reimburse Executive in accordance with Section 4.5 for expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement prior to the date of termination, and (c) Executive shall not be entitled to receive any benefits from and after the date of termination, unless otherwise required by applicable law.

5.2.       Termination of Employment Without Cause by the Company/Termination of Employment for Good Reason by Executive.

(a)       If Executive’s employment is terminated by the Company without Cause, the Company shall provide Executive with thirty (30) days’ written notice of termination setting forth the circumstances surrounding the termination (if any). In the event of such termination, the Company shall, subject to subsection (c) below, pay Executive:

(i) Base Salary earned through the date of termination;

(ii) Base Salary for a period of nine (9) months following the termination, to be paid on the Company’s regularly scheduled payroll dates commencing within the first regular payroll date to occur following Executive’s delivery of an effective release of claims as described in Section 5.2(c) below (the date such release is effective is the “Release Effective Date”); provided, however, that any payments that would have otherwise been made prior to the Release Effective Date but for the fact that a release had not yet been delivered, shall accrue and be paid in the first payroll date that follows such Release Effective Date, with subsequent payments occurring on each subsequent Company payroll date (the “Severance Payments”);

(iii) if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any similar state health insurance continuation program ("COBRA"), Company shall reimburse Executive for the monthly COBRA premium paid by Executive. Such reimbursement shall be paid to Executive on the fifth (5) day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the nine (9) month anniversary of the termination date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source.  Notwithstanding the foregoing, if Company's making payments under this Section would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA;

(iv) reimbursement for expenses incurred but not yet reimbursed by the Company in the pursuit of Executive’s duties prior to the date of termination in accordance with Section 4.5 of this Agreement to be paid within thirty (30) days of such termination;

(v) any Bonus earned for a completed fiscal year but not yet paid to be paid within the earlier of (A) thirty (30) days of such termination and (B) the date that is ninety (90) days following the end of the fiscal year during which the Bonus is earned;

(vi) any other compensation and benefits to which Executive may be entitled under applicable plans, programs and agreements of the Company to be paid, if applicable, within thirty (30) days of such termination or earlier if required by applicable law; and

(vii) unpaid vacation earned or accrued through Executive’s date of termination to be paid within thirty (30) days of such termination, or earlier if required by applicable law.

(b)       If Executive resigns for Good Reason, such resignation shall be treated for all purposes of this Agreement as a termination of Executive’s employment without Cause.

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(c) Any payment by the Company pursuant to this Section 5.2 is, to the extent permissible under applicable law, conditioned upon the execution and effectiveness (including the execution of any non-revocation period) of a general release of claims, in a form reasonably satisfactory to the Company in its discretion, which is to be provided to Executive no later than the date of Executive’s termination of employment with the Company, of the Company, its Affiliates and any related parties signed by Executive. Such release shall be fully effective no later than sixty (60) days following termination or Executive shall forfeit the Severance Payments under this Section 5.2.

5.3.       Resignation Without Good Reason. If Executive resigns Executive’s employment with the Company for any reason (other than Good Reason as provided in Section 5.2 hereof), Executive shall be entitled to the same payments Executive would have received if Executive’s employment had been terminated by the Company for Cause.

5.4.       No Mitigation or Offset. In the event of any termination of Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

5.5.       Nature of Payments. Any amounts due Executive under this Agreement in the event of any termination of Executive’s employment with the Company are in the nature of severance payments, or liquidated damages which contemplate both direct damages and consequential damages that may be suffered as a result of the termination of Executive’s employment, or both, and are not in the nature of a penalty.

5.6.       Notice of Termination. Any purported termination of employment by the Company or resignation by Executive shall be communicated by written notice to the other party hereto.

6.       Non-Competition: Non-Solicitation; Non-Disparagement

6.1.       Non-Competition. Executive acknowledges that during Executive’s employment Executive will have access to and knowledge of the Company’s proprietary information and trade secrets and Executive’s Position is an executive level position in the Company. To protect the Company’s proprietary information and trade secrets during Executive’s employment with the Company whether full-time or part-time and for a period of twelve (12) months after the termination date of Executive’s employment with the Company (the “Non-Competition Period”), Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock Executive presently owns will not constitute a violation of this provision. Executive agrees and acknowledges that the time limitation on the restrictions in this Section 6, combined with the geographic scope, is reasonable. Executive also acknowledges and agrees that this Section 6 is reasonably necessary for the protection of the Company’s proprietary information and trade, that through employment Executive will receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which will be imparted to Executive. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. As used herein, the terms: (a) “Restricted Business” means any material line of business conducted by the Company during Executive’s employment with the Company and (b) “Restricted Territory” means any state, county, or locality in the United States in which the Company conducts business as of the date of termination and any other country, city, state, jurisdiction, or territory in which the Company does business as of the date of termination.

6.2.       Non-Solicitation & Non-Interference. During the Non-Competition Period, Executive will not (a) directly or indirectly induce any individual known to Executive to be an employee, independent contractor or consultant of the Company to terminate or negatively alter his or her relationship with the Company or hire or assist any subsequent employer or Affiliated to hire any such person (b) solicit the business of any individual or entity known to Executive to be a client or customer of the Company (other than on behalf of the Company) in any manner that is competitive with the Company or (c) induce any individual or entity known to Executive to be a supplier, content provider, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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6.3.       Non-Disparagement. Executive and the Company and its Affiliates agree not to disparage the other in any manner likely to be harmful to them or their business or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any party from (a) making truthful statements or disclosures required by applicable law, regulation or legal process; (b) requesting or receiving confidential legal advice; (c) engaging in communications protected under Section 7 of the National Labor Relations Act; (d) responding to inquiries of a prospective employer; or (e) participating in any investigation by the federal Equal Employment Opportunity Commission, the Department of Labor, or any other federal, state or local agency.

7.       Proprietary Information. Executive will be required as a condition of employment to sign and abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a form of which is attached hereto as Exhibit A. Nothing in the Proprietary Information Agreement shall limit or otherwise circumscribe any confidentiality agreement Executive may have previously entered into with the Company. To the extent there are any conflicts between the terms of this Agreement and those set forth in the Proprietary Information Agreement, the terms of this Agreement shall prevail and control.

8.       Non-Compliance. Subject to the following sentence, but notwithstanding any other provision of this Agreement to the contrary (specifically including the provisions of Section 5), if Executive breaches Section 6 or materially breaches the Proprietary Information Agreement while employed by the Company, the Company may terminate the employment of Executive for Cause, and, whether or not Executive is employed by the Company, from and after any such breach by Executive, the Company shall cease to have any obligations to make payments to Executive under this Agreement. The Company shall give Executive written notice of an event or circumstances constituting a breach of Section 6 or the Proprietary Information Agreement and, if Executive establishes the inadvertence of such breach to the reasonable satisfaction of the Company, Executive shall have 30 days from the date of receipt of such notice to cure such event or circumstances, if curable.

9.       Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach of any of the provisions of Section 6 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10.       Enforceability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 6 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that the any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.       Key Man Insurance. The Company may, at its sole cost and expense, secure a policy of Key Man life insurance on the life of Executive, with death benefits payable to the Company. Executive shall have no right, title or interest in or to such insurance. Executive shall cooperate with the Company in procuring such insurance by submitting to reasonable examinations and signing such applications or other instruments as may be required by the insurance carriers with respect to such insurance.

12. Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. Notwithstanding the foregoing to the contrary in this Section, the Company shall not be required to indemnify Executive or hold Executive harmless for any gross negligence or intentional misconduct by Executive.

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13.       Miscellaneous.

13.1. Taxes. Executive agrees to be responsible for the payment of any taxes due on any and all compensation or benefit provided by the Company pursuant to this Agreement. Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation or benefit provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable required withholding and payroll taxes and other deductions required by law. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or the Company Board related to tax liabilities arising from Executive’s compensation. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A of the Code, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional tax for which Executive would otherwise be liable under Section 409A of the Code in the absence of such a deferral. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

13.2.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving any effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

13.3.       Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO EACH WAIVE TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

13.4.       Entire Agreement: Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

13.5.       No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.6.       Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

13.7.       Assignment.

(a)       Absent the prior written consent of the Company, this Agreement shall not be assignable by Executive, except that Executive may assign payments due hereunder to a trust established for the benefit of Executive’s family or to Executive’s estate or to any partnership or trust entered into by Executive and/or Executive’s immediate family members (meaning, Executive’s spouse, lineal descendants, parents and siblings).

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(b)       Absent the prior written consent of Executive, this Agreement shall not be assignable by the Company, except that the Company may assign this Agreement (i) in connection with a sale of substantially all of the assets of the Company or (ii) to an Affiliate.

13.8.       Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of Executive and successors and assigns of the Company.

13.9.       Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given to the respective addresses set forth on the execution page of this Agreement, provided that:

(a)       all notices to the Company shall be directed to the attention of Auddia Inc., 2100 Central Avenue, Suite 200, Boulder, CO 80301, Attn: Jeffrey Thramann, with a copy to James Carroll, Carroll Legal LLC, 233 McKinley Park Lane, Louisville, CO 80027.

(b)       all notices to Executive shall be directed to Peter Shoebridge, 7885 Edelweiss Ct., Boulder, CO 80303.

or to such other address as either party may have furnished to the other in writing in accordance herewith. Each such notice or other communication shall be effective (i) if given by prepaid overnight courier, upon receipt, (ii) if given by United States mail, postage prepaid, return receipt requested, the later of actual receipt or three business days after deposit with the United States postal service, or (iii) upon confirmed receipt of email; provided that notice of change of address shall be effective only upon receipt.

13.10.       Withhold Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.11.       Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:

Auddia Inc.

By:  /s/ Jeffrey J. Thramann

Jeffrey J. Thramann

Executive Chairman

EXECUTIVE:

/s/ Peter Shoebridge

Peter Shoebridge

Chief Technology Officer

Exhibit A

Proprietary Information Agreement

[to be attached]